Exhibit 23.3

JAYESH SINGH

72 Cummings Street
Suva, Fiji

To: United States Securities and Exchange Commission

I, Jayesh Singh, Professional Engineer, do hereby consent to the filing, with the regulatory authorities referred to above, the technical report entitled “Summary of Exploration on the Mocambo Property” dated March 1, 2007 (the “Technical Report”), and to the written disclosure of the Technical Report and of extracts from or a summary of the Technical Report in the written disclosure in any Offering Memorandum, other offering documents, Form SB-2 registration statement, or an Annual Information Form of Vista Dorada Corp.

I hereby consent to the inclusion of my name as an expert in Vista Dorada Corp. Form SB -2 registration statement as filed with your office.

I hereby certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report in the written disclosure in this Form SB-2 registration statement, other offering documents, or an Annual Information Form of Vista Dorada Corp.

Dated: March 19, 2007
                                                        [Seal of Stamp of Qualified Person]
JAYESH SINGH

Jayesh Singh